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                                                                    EXHIBIT 99.1


                      RISCORP SHAREHOLDERS APPROVE MERGER



         JULY 21, 2000, SARASOTA, FLORIDA. RISCORP, Inc. announced that yesterday its shareholders had approved the amended plan and agreement of merger with Griffin Acquisition Corp., a company controlled by William D. Griffin, the majority shareholder of RISCORP, and that the parties had closed the merger and related transactions. As a result of the merger, holders of the Class A Common Stock will receive $3.075 per share in cash, plus a contingent right to an additional pro rata cash amount if RISCORP recovers any amounts from Zenith Insurance Company in connection with the litigation currently pending between the parties. RISCORP intends to terminate its duty to file reports under the Securities Exchange Act of 1934, as amended by filing a Form 15 with the Securities and Exchange Commission